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                      [Letterhead of Sherman I. Goldberg]

                                                            Exhibits 5 and 23(d)

                                              December 5, 1995


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

    Re:  First Chicago NBD Corporation
         Form S-3 Registration Statement
         -------------------------------

Ladies and Gentlemen:

    I am Executive Vice President, General Counsel and Secretary of First Chicago NBD Corporation, a Delaware corporation (the "Company"), and in such capacity, I am, or members of my staff subject to my supervision are, familiar with (i) the Restated Certificate of Incorporation and By-Laws of the Company; (ii) the Registration Statement on Form S-3 concurrently being filed with the Securities and Exchange Commission (the "Registration Statement") relating to the offering of shares of the Company's Common Stock, $1.00 par value per share (the "Common Stock"), pursuant to the provisions of the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan") as set forth in the Registration Statement; and (iii) such other documents, proceedings and matters as I deem necessary in order to enable me to render the opinion hereinafter expressed.

    On the basis of the foregoing, it is my opinion that the shares of Common Stock offered as set forth in the Registration Statement, when issued in accordance with their respective terms and the terms of the Plan, will be legally issued, fully paid and nonassessable.

    I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name whenever it appears in such Registration Statement, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended.

                                        Very truly yours,

                                        \s\ SHERMAN I. GOLDBERG

                                        Sherman I. Goldberg